Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

REPORTS HIGHER NET EARNINGS COMPARED TO QUARTER ENDED MARCH 31, 2009

May 10, 2010	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended March 31, 2010.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended March 31, 2010, as compared to the three months ended March 31, 2009, includes:

•                  Quarterly operating income increased to $11.0 million from $7.9 million due principally to the following:

•                  Quarterly revenue increased to $37.2 million from $34.4 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $1.9 million, $0.3 million, $0.1 million and $1.2 million, respectively, offset by a decrease in revenue at the River terminals of approximately $0.8 million.

•                  Quarterly direct operating costs and expenses decreased to $14.6 million from $15.5 million due to decreases in direct operating costs and expenses at the Gulf Coast, Midwest, Brownsville, River and Southeast terminals of $0.2 million, $0.2 million, $0.2 million, $0.3 million and $0.1 million, respectively.

•                  A decrease in direct general and administrative expenses of approximately $0.1 million.

•                  An increase in depreciation and amortization expense of approximately $0.5 million.

•                  Quarterly net earnings increased to $9.5 million from $6.4 million

•                  Net earnings per limited partner unit—basic increased to $0.62 per unit from $0.47 per unit.

•                  The distribution declared per limited partner unit was increased to $0.60 per unit for the three months ended March 31, 2010, as compared to $0.59 per unit for the three months ended March 31, 2009.

Distributable cash flow generated during the three months ended March 31, 2010 was $15.0 million and distributions allocable to the period were $9.4 million.

On January 15, 2010, we issued, pursuant to an underwritten public offering, 1,750,000 common units representing limited partner interests at a public offering price of $26.60 per common unit. On January 15, 2010, the underwriters of our secondary offering exercised in full their over-allotment option to purchase an additional 262,500 common units representing limited partnership interests at a price of $26.60 per common unit. The net proceeds from the offering were approximately $51.0 million, after deducting underwriting discounts, commissions, and offering expenses of approximately $0.3 million. Additionally, TransMontaigne GP L.L.C., our general partner, made a cash contribution of approximately $1.1 million to us to maintain its 2% general partner interest.  The net proceeds from the offering and cash contribution were used to repay outstanding borrowings under our senior secured credit facility.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

In January 2010, we entered into a terminaling services agreement with Morgan Stanley Capital Group relating to our Collins, Mississippi facility that will expire seven years following the in-service date of certain tank capacity and other improvements to be constructed by us.  Under this agreement, Morgan Stanley Capital Group agreed to throughput a volume of light oil products at our terminal that will result in minimum throughput payments to us of approximately $4.1 million for the one-year period following the in-service date and for each contract year thereafter.  In exchange for its minimum revenue commitment, we agreed to undertake certain capital projects to provide an additional 700,000 barrels of light oil capacity and other improvements at the Collins terminal, with estimated completion to occur on or before May 1, 2011.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Certain throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended March 31,
	2010	2009
Firm Commitments:
Terminaling services fees, net:
External customers	$8,547	$9,349
Affiliates	20,805	18,417
Total firm commitments	29,352	27,766
Variable:
Terminaling services fees, net:
External customers	836	1,207
Affiliates	(108)	(223)
Total	728	984
Pipeline transportation fees	1,174	1,241
Management fees and reimbursed costs	540	470
Other	5,360	3,941
Total variable	7,802	6,636
Total revenue	$37,154	$34,402

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended March 31, 2010 was as follows (in thousands):

At March 31, 2010
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$3,078
More than 1 year but less than 3 years remaining	7,332
More than 3 years but less than 5 years remaining	18,358
More than 5 years remaining	584
Total firm commitments for the three months ended March 31, 2010	$29,352

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders and capital expenditures.  We believe that we will be able to generate sufficient cash from operations in the future to meet our liquidity needs to fund our working capital requirements and to fund our distributions to unitholders. We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  At March 31, 2010, our senior secured credit facility provides for a maximum borrowing line of credit equal to $200 million.  The senior secured credit facility expires on December 22, 2011.  At March 31, 2010, our outstanding borrowings were approximately $112 million, resulting in available capacity of approximately $88 million.

•                  Management and the board of directors of our general partner approved capital projects with estimated completion dates that extend through May 31, 2011.  At March 31, 2010, the remaining capital expenditures to complete the approved capital projects are estimated to range from $29 million to $33 million.  We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  Pursuant to existing terminaling services agreements with Morgan Stanley Capital Group Inc. (“MSCG”), we expect to receive payments through December 31, 2010 from MSCG in the range of $4 million to $8 million, which are due and payable upon completion of certain of the capital projects referred to above.

•                  Upon our payment of the remaining capital expenditures to complete the approved capital projects and our receipt of payments from MSCG upon completion of certain of the capital projects, we currently expect to have approximately $60 million in available capacity under our senior secured credit facility.

•                  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the senior secured credit facility can be increased by up to an additional $100 million.  The terms of the senior secured credit facility also permit us to borrow up to approximately $25 million from other lenders, including our general partner and its affiliates.

•                  At March 31, 2010, we are party to an interest rate swap agreement with Wachovia Bank, N.A. with an aggregate notional amount of $150 million that expires June 2011.  Pursuant to the terms of the interest rate swap agreement, we pay a fixed rate of approximately 2.2% and receive an interest payment based on the one-month LIBOR.  At March 31, 2010, outstanding borrowings under our senior secured credit facility bore interest at LIBOR plus 1.5%.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, May 10, 2010 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1096

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Monday, May 10, 2010 until 11:59 p.m. (ET) on Monday, May 17, 2010 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  155915

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, which was filed on May 10, 2010 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	March 31,	March 31,
	2010	2009
Income Statement Data
Revenue	$37,154	$34,402
Direct operating costs and expenses	(14,568)	(15,544)
Direct general and administrative expenses	(1,031)	(1,099)
Operating income	11,004	7,860
Net earnings	9,474	6,422
Net earnings allocable to limited partners	8,709	5,836
Net earnings per limited partner unit—basic	$0.62	$0.47

	March 31,	December 31,
	2010	2009
Balance Sheet Data
Property, plant and equipment, net	$456,533	$459,598
Goodwill	24,697	24,682
Total assets	508,711	515,535
Long-term debt	112,000	165,000
Partners’ equity	355,556	303,125

Selected results of operations data for each of the quarters in the years ended December 31, 2010 and 2009 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenues	$37,154	$—	$—	$—	$37,154
Direct operating costs and expenses	(14,568)	—	—	—	(14,568)
Direct general and administrative expenses	(1,031)	—	—	—	(1,031)
Allocated general and administrative expenses	(2,578)	—	—	—	(2,578)
Allocated insurance expense	(796)	—	—	—	(796)
Reimbursement of bonus awards	(313)	—	—	—	(313)
Depreciation and amortization	(6,864)	—	—	—	(6,864)
Operating income	11,004	—	—	—	11,004
Other expense, net	(1,530)	—	—	—	(1,530)
Net earnings	$9,474	$—	$—	$—	$9,474

	Three months ended				Year ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues	$34,402	$35,849	$35,370	$36,926	$142,547
Direct operating costs and expenses	(15,544)	(15,430)	(16,915)	(17,079)	(64,968)
Direct general and administrative expenses	(1,099)	(705)	(606)	(832)	(3,242)
Allocated general and administrative expenses	(2,510)	(2,510)	(2,510)	(2,510)	(10,040)
Allocated insurance expense	(725)	(725)	(725)	(725)	(2,900)
Reimbursement of bonus awards	(309)	(309)	(309)	(310)	(1,237)
Depreciation and amortization	(6,355)	(6,450)	(6,541)	(6,960)	(26,306)
Gain on disposition of assets	—	1	—	—	1
Operating income	7,860	9,721	7,764	8,510	33,855
Other expense, net	(1,438)	(1,812)	(2,065)	(1,288)	(6,603)
Net earnings	$6,422	$7,909	$5,699	$7,222	$27,252

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2010 through March 31, 2010

Net earnings	$9,474
Depreciation and amortization	6,864
Amounts due under long-term terminaling services agreements, net	(357)
Amortization of deferred revenue—projects	(837)
Payments received upon completion of projects	—
Reserve related to payments received upon completion of projects	416
Unrealized (gain) loss on derivative instrument	141
Deferred equity-based compensation	91
Distributions paid to holders of restricted phantom units	(33)
Cash paid for repurchase of common units	(52)
Maintenance capital expenditures	(690)
Distributable cash flow generated during the period	$15,017

Actual distribution for the period on all common units and the general partner interest	$9,439

Distributable cash flow is not a computation based upon generally accepted accounting principles or GAAP.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, which was filed on May 10, 2010 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 8, 2010.

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